Exhibit 10.6

January 10, 2003

381 CONNECTICUT AVENUE CORPORATION,

Landlord

and

BOLT TECHNOLOGY CORPORATION

Tenant

Premises:	4 Duke Place
Norwalk, Connecticut

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17.	REMEDIES OF LANDLORD	15

18.	RIGHT TO EXHIBIT PREMISES AND ACCESS TO PREMISES	16

19.	BROKERAGE	16

20.	LEASE STATUS AND NOTICE	17

21.	ASSIGNS; LANDLORD’S INTEREST.	18

22.	SECURITY DEPOSIT	19

23.	OPTIONS TO EXTEND	19

24.	ENVIRONMENTAL MATTERS.	20

25.	WAIVER	22

26.	MISCELLANEOUS	23

27.	SURRENDER OF PREMISES	24

EXHIBITS

A — Description of Land
B — Encumbrances

iii

Agreement dated the 10th day of January, 2003 by and between 381 CONNECTICUT AVENUE CORPORATION (“Landlord”), a Connecticut Corporation with an office at 225 Wilson Avenue, Norwalk, Connecticut; and BOLT TECHNOLOGY CORPORATION (“Tenant”), a Connecticut corporation with an office at 4 Duke Place, Norwalk, Connecticut.

WITNESSETH:

1. PREMISES AND TERM.

(1) Landlord hereby leases to Tenant the land located in the City of Norwalk, County of Fairfield and State of Connecticut, described on Exhibit A hereto (the “Land”), and the buildings and improvements constructed on the land (the “Building”) thereon (collectively, the “Premises”), for a term described below, subject to earlier termination or extension, as herein provided. The Premises are commonly known as 4 Duke Place, Norwalk, Connecticut. The Building contains approximately 6,600 square feet and the parties agree to that square footage.

(2) The term of this Lease shall commence on January 10, 2003 (the “Commencement Date”) and shall expire on the 9th day of January, 2008, or upon the expiration of any option term as set forth herein (such date herein the “Expiration Date”).

2. USE OF PREMISES; LEGAL AND INSURANCE REQUIREMENTS

(1) Tenant shall use the Premises for an office use related to its business and for no other purpose without the express written consent of the Landlord which consent shall not be unreasonably withheld, to the extent permitted under applicable law. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Premises, or do or permit anything to be done in the Premises, in violation of the certificate of occupancy for the Premises.

(2) Tenant, at its expense, shall comply with all laws, orders and regulations of Federal, State and municipal authorities and with any direction of any public officer or officers, pursuant to law, which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Premises or the use or occupancy thereof, including without limitation the Americans With Disabilities Act (as amended from time to time and as may be superseded from time to time, the “Act”) and any Environmental Laws (collectively, the “Legal Requirements”), except any such compliance that may be required as a result of the actions and/or the omissions of Landlord or any prior landlord, or environmental conditions unrelated to Tenant’s activity at or use of the Premises.

(3) Tenant, at its expense, shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters or other similar body or authority having jurisdiction and all insurance policies affecting the Premises (collectively, the “Insurance Requirements”) and shall not do or permit anything to be done, in or upon the Premises, or bring or keep anything therein, which is prohibited by any Insurance Requirements, or which would increase the rate of fire insurance applicable to the Premises over that in effect on the date hereof. Tenant shall comply with the Legal Requirements and the Insurance Requirements, whether or not such compliance shall require extraordinary or unforeseen repairs, replacements or additions, and whether or not the Premises currently comply with same.

(4) Tenant’s use of equipment in the Building shall not, without Landlord’s prior written approval, exceed the mechanical or electrical capabilities of equipment in the Building. Tenant shall not place a load upon any floor of the Building exceeding the maximum permissible loads.

3. RENT.

(1) Tenant shall pay to Landlord the net annual rent (“Net Rent”) specified below, without demand and without setoff or deductions of any kind except as hereinafter specified, in equal monthly installments, in advance, on the 1st day of each calendar month of the Lease term, at Landlord’s address first noted above, or at such other place as Landlord may designate in writing from time to time.

(2) The Net Rent for the term shall be as follows:

Five Hundred Ninety Four Thousand and 00/100 ($594,000.00) Dollars, payable in sixty (60) equal monthly installments of Nine Thousand Nine Hundred and 00/100 ($9,900.00) Dollars each. The annual Net Rent shall be One Hundred Eighteen Thousand and 00/100 ($118,000.00) Dollars.

(3) The Net Rent shall be in addition to all other payments to be made by Tenant hereunder (“Additional Rent”). Additional Rent shall be paid without setoff or deductions of any kind, within 10 days after submission of an invoice for same, except as hereinafter specified. Net Rent and Additional Rent shall be herein collectively called “Rent”.

(4) Except as specified in this Lease, the Rent shall be absolutely net to Landlord, and all costs, expenses and obligations of every kind and nature relating to the Premises and the operation thereof, which may accrue or become due subsequent to the Commencement Date shall be paid by Tenant, including without limitation all utilities and other services consumed or otherwise utilized by Tenant in its construction and the operation of its business at the Premises, but excluding payments under any mortgage granted by Landlord on the Premises from time to time. Tenant shall indemnify and hold harmless Landlord from and against the same and all costs and expenses incurred by Landlord in connection with claims for same, including reasonable counsel fees.

(5) Any Rent not paid by Tenant on or before five (5) days after the due date thereof shall thereafter be payable on or before the 1st day of the following month with a late charge equal to 5% of the unpaid installment, payable as Additional Rent.

4. REAL ESTATE TAXES.

ADDITIONAL TAXES. In addition to the Rent, the Tenant agrees to pay to Landlord throughout the term of the lease a portion of such sum as shall become due and payable by Landlord to the City of Norwalk for increased taxes upon the Premises and the Land on which it stands. Said sum shall become due and payable commencing on the first (1st) day of July, 2003. Said sum shall be computed as follows:

The parties agree that the base tax year shall be that year in which the taxes are due and payable by Landlord to the City of Norwalk on the first day of July, 2002 and such tax shall be Landlord’s sole obligation. When the tax bill shall be delivered by the City of Norwalk to Landlord for the List of October 1, 2002 the above described base tax shall be deducted and Tenant shall pay to Landlord the difference between the tax payable in the base year and the tax bill delivered to Landlord for the Premises for said year. Said sum shall be payable in full by Tenant when such taxes are due to the City of Norwalk, but in no event shall said sum be due until Landlord has delivered to Tenant a writing, by mail or otherwise describing the computation by which Landlord arrived at the said additional tax rental. The above procedure shall be followed for each succeeding lease year basing the tax calculation on the bill received on the preceeding July 1st. The payment of the additional real estate taxes shall be deemed “Additional Rent”.

5. ALTERATIONS, LIENS AND SIGNS.

5.1 Property of Landlord. All alterations, improvements or additions made upon the Premises by Landlord or Tenant, except furniture, portable equipment, or movable partitions or trade fixtures installed at the expense of Tenant and removable without substantial damage to the Premises, shall be the property of Landlord and shall remain and be surrendered with the Premises as a part thereof at the termination of this Lease, without compensation to Tenant, unless Landlord shall require Tenant to remove same, in which event Tenant shall remove same prior to the termination of this Lease.

5.2 Tenant Alterations. Tenant shall have the right at any time and from time to time during the term of this Lease to make, at its sole cost and expense, changes and alterations and or to the Premises, subject in all cases to the following:

(1) No change or alteration shall be undertaken except after obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld.

(2) No change or alteration shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations of all municipal departments and governmental subdivisions having jurisdiction. Landlord shall join in the application for such permits or authorizations whenever such action is necessary.

(3) Any change or alteration which affects the structure of the Building or which costs in excess of $10,000.00 shall be conducted under the supervision of an architect and/or engineer selected by Tenant and approved in writing by Landlord (which approval shall not be unreasonably withheld), and no such change or alteration shall be made except in accordance with detailed plans and specifications and cost estimates prepared by such architect and/or engineer and approved in writing by Landlord.

(4) Any change or alteration shall be made promptly (unavoidable delays excepted) and in a good and workmanlike manner and in compliance with all applicable permits and authorizations and building and zoning laws and with all other Legal Requirements and Insurance Requirements.

(5) The cost of any such change or alteration shall be paid in cash or its equivalent, so that the Premises shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to Tenant.

(6) Workers’ compensation insurance in statutory limits covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises, and general liability insurance for the mutual benefit of Tenant and Landlord in such limits as Landlord may reasonably require, shall be maintained by Tenant at Tenant’s sole cost and expense at all times when any work is in process in connection with any change or alteration. All such insurance shall be in a company or companies of recognized responsibility, licensed to do business in the State of Connecticut and all policies or certificates therefor issued by the respective insurers, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Landlord of such payment, shall be delivered to Landlord.

(7) Before commencement of work described in SECTION 5.2 above, Landlord may require Tenant to furnish to Landlord a performance bond, issued by a surety company acceptable to Landlord, or other security reasonably satisfactory to Landlord, in an amount at least equal to the estimated cost of such change or alteration, guaranteeing the completion thereof within a reasonable time, free and clear of all liens, encumbrances, chattel mortgages, conditional bills of sale and other charges, and in accordance with the plans and specifications approved by Landlord.

(8) Tenant shall pay to Landlord the fees and expenses of any architect and/or engineer selected by Landlord to review the plans and specifications and inspect the work on behalf of Landlord, provided however that such fees and expenses shall not exceed One Thousand Five Hundred Dollars ($1,500.00) on each occasion.

5.3 Removal of Tenant’s Property. At or before the Expiration Date or the date of any earlier termination of this Lease, Tenant, at its expense, shall remove from the Premises all of Tenant’s property and shall repair any damage to the Premises resulting from such removal. Any other items of Tenant’s property (except money, securities and other like valuables) which shall remain in the Premises after the Expiration Date or after an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case either may be retained by Landlord as its property or may be disposed of, [at Tenant’s expense and] without accountability, in such manner as Landlord may reasonably determine.

5.4 Discharge of Liens.

(1) Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Tenant’s work which shall be issued by any public authority having or asserting jurisdiction. Tenant shall defend, indemnify, and save harmless Landlord against any and all mechanics and other liens in connection with Tenant’s work, repairs or installations, including but not limited to the liens of any conditional sale of, or chattel mortgages upon, any materials, fixtures, or articles so installed in and constituting part of the Premises and against all costs, counsel fees, fines, expenses and liabilities reasonably incurred by Landlord in connection with any such lien, conditional sale or chattel mortgage or any action or proceeding brought thereon. Landlord does not consent to any liability for labor or materials provided to Tenant with respect to the Premises.

(2) Tenant, at its expense, shall procure the satisfaction or discharge, by bonding or otherwise, of all such mechanics and other liens within 60 days after receipt by Tenant of notice of the filing of such lien against the Premises. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings; and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lien or and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses incurred by Landlord, in connection therewith shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant on demand.

5.5 Signs. Tenant shall not erect any signs upon the exterior of the Building or upon the Land unless they comply with all Legal Requirements and serve to identify

Tenant’s business. Tenant shall, at its expense, comply with all Legal Requirements in connection with its signs. Upon termination of this Lease, Tenant shall, upon notice from Landlord, remove such signs and repair any damage to the Premises resulting from such removal.

5.6 Antenna. If Tenant is not in default under this Lease, Tenant may, at its expense, install, operate and maintain for use in conjunction with Tenant’s business in the Premises a satellite antenna or similar terrestrial radio antenna and associated equipment and cables (all of the foregoing components of the installation will be referred to as the “Antenna”), subject to the terms and conditions of this SECTION.

(1) Tenant shall not install the Antenna without the prior written approval of Landlord and shall install same in compliance with all Legal Requirements. Landlord will approve or disapprove the installation of the Antenna within a reasonable time after Landlord receives from Tenant all of the following: (i) the proposed location of the Antenna, including the location of all associated equipment and cabling; (ii) detailed plans and specifications for the installation of the Antenna; (iii) the identity and background information concerning any contractor Tenant desires to use for the installation, operation, or maintenance of the Antenna; and (iv) a certificate of insurance evidencing any insurance coverage reasonably required by Landlord for the installation and operation of the Antenna. The mounting of the Antenna shall not penetrate the Building’s roof membrane.

(2) Installation of the Antenna will be performed in a manner that does not damage the roof of the Building or any other portion of the Premises. If Tenant employs a contractor or contractors to install the Antenna, Landlord may at its option require waivers of mechanics’ liens from all persons or entities supplying labor and materials for the installation.

(3) The installation, operation, maintenance and removal of the Antenna will be at Tenant’s sole risk and expense. Tenant shall defend, indemnify and save Landlord harmless from and against all liabilities, claims, costs, expense and damage in connection with or arising out of the installation, operation, maintenance or removal of the Antenna. The foregoing indemnity includes all reasonable attorneys’ fees and investigation costs arising out of any claim, demand or litigation concerning the Antenna.

(4) At the Expiration Date, or upon termination of the operation of the Antenna by Tenant, Tenant shall remove the Antenna at its expense, and restore or repair any affected areas to their original condition. If Tenant does not remove the Antenna within 15 days after notice from Landlord, Landlord may, without liability to Tenant, remove and dispose of the Antenna, and restore or repair any affected areas, at Tenant’s expense.

6. REPAIRS.

(1) During the term, except as specified in SUBSECTION (2) below, Tenant at its expense shall take good care of the Premises, the building systems therein, keep the same in good order and condition and make all necessary repairs and replacements thereto, interior and exterior, ordinary and extraordinary, foreseen and unforeseen, whether or not resulting from the negligence or willful act of Tenant, its employees, agents, invitees or contractors (collectively, “Tenant’s Representatives”). Tenant shall maintain a service contract on the HVAC system. Tenant shall keep the Premises clean and orderly, free from accumulations of rubbish and unlawful obstructions.

(2) Landlord shall be responsible for necessary repairs and replacement of the Structural Parts (as hereafter defined) of the Building. As used herein, the term “Structural Parts” shall mean the roof, exterior structural walls (except for windows), structural support beams and the foundation of the Building. Landlord shall also be responsible for all landscaping and for snow plowing.

(3) The necessity for and adequacy of repairs to the Premises under this Article shall be measured by the standard which is appropriate for buildings, parking areas and properties of similar construction and class, as the Premises may be improved by Tenant from time to time.

(4) Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in or to the Premises. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises.

7. INSURANCE.

(1) Tenant shall, at its expense, secure and maintain (i) general liability insurance written on a so- called commercial general liability form, with combined single limit coverage (for personal injury, property damage or death arising out of any occurrence) of at least $1,000,000 and an umbrella policy of at least $4,000,000.00, naming Landlord and every mortgagee as additional insureds under the policy and insuring, without limitation, Tenant’s contractual liability hereunder; (ii) all risk casualty insurance covering the Premises in the name of Landlord, with a standard mortgagee clause in favor of any mortgagee of Landlord as an additional insured, if requested, in the amount of 100% of the current replacement cost of the Premises, to be redetermined by Tenant’s insurance company at least biannually upon written notice to Landlord, containing all insurance coverages ordinarily covered thereby upon written notice to Landlord, including without limitation business income and extra expense insurance payable for not less than one (1) year; and (iii) such other and/or increased insurance as Landlord may reasonably require from time to time, naming such insureds as Landlord shall designate. If Tenant shall voluntarily maintain any liability insurance in an amount greater than required hereunder, such insurance shall comply with the requirements of this SECTION. Landlord shall not carry casualty insurance on any part of the Premises, or if for any reason it is required to do so, the parties shall cooperate to avoid duplication of coverage or premium.

(2) Tenant shall deliver to Landlord duplicate certificates of such insurance prior to the Commencement Date and shall deliver new certificates at least 30 days prior to the expiration of the existing coverage. Such certificates shall provide that in the event of termination or material change in coverage, Landlord shall be given 30 days’ advance notice in writing sent by certified mail to the address of Landlord. All liability and property insurance policies shall include a severability of interest clause and shall be effected under policies issued by insurers which are licensed to do business in Connecticut, are well rated by national rating organizations and have been approved in writing by Landlord, which approval shall not be unreasonably withheld.

8. SUBORDINATION.

(1) This Lease is and shall be subject and subordinate to any and all mortgages and ground leases now or hereafter affecting the fee title of the Demised Premises, and to any and all present and future extensions, modifications, renewals, replacements and amendments thereof. Within ten (10) days of receipt of request from Landlord, Tenant will execute and deliver promptly to Landlord any certificate or instrument which Landlord from time to time may request for confirmation of the provisions of this Lease.

(2) The foreclosure of a superior mortgage or the termination of a superior lease shall not by operation of law result in the cancellation or termination of the obligations of Tenant hereunder, and Tenant shall attorn to the holder of any such mortgage, or the purchaser of the Demised Premises in foreclosure or any subsequent owner of the fee, as the case may be, as Tenant’s landlord hereunder in the event that any of them shall succeed to Landlord’s interest in the Demised Premises.

(3) The subordination of this Lease shall be conditioned upon Tenant receiving from the holder of any mortgage affecting the Demised Premises an agreement in a standard form (a Nondisturbance Agreement) providing, in essence, that if such holder succeeds to the rights of the Landlord hereunder, such holder shall not disturb Tenant’s possession of the Demised Premises, so long as Tenant is not in default hereunder beyond any applicable cure periods, except that such holder (or the purchaser) at a foreclosure sale will not be bound by or liable for (i) any advance payment of Net Rent, and (ii) any modification to or amendment of this Lease made without such holder’s written consent.

(4) Within five (5) business days of Landlord’s written request, Tenant shall provide the Landlord with an Estoppel Agreement in standard form providing to Landlord and Landlord’s Lender the following information: (i) any amendments to this Lease, (ii) that the Lease is in full force and effect, (iii) the term of the Lease, (iv) the amount of Net Rent, taxes and insurance, (v) the amount of any concessions claimed, (vi)

that neither Landlord nor Tenant is in default, (vii) the amount of security deposit, and (viii) that there are no commissions due to any Broker in connection with this Lease.

9. DESTRUCTION OR DAMAGE.

(1) If the Demised Premises and/or access thereto or the Building shall be partially or totally damaged or destroyed by fire, by casualties, by the elements or Acts of God, Landlord shall, subject to its rights hereunder, repair the damage and restore and rebuild the Demised Premises and/or access thereto or the Building as nearly as may be reasonably practical to its condition and character immediately prior to such damage or destruction, with reasonable diligence after notice to it of the damage or destruction.

(2) If the Demised Premises and/or access thereto shall be partially or totally damaged or destroyed by fire, by casualties, by the elements, or Acts of God, the rents payable hereunder shall be abated to the extent that the Demised Premises shall have been rendered untenantable or cannot be reasonably used for Tenant’s intended purposes, from the date of such damage or destruction to the date the damage shall be substantially repaired or restored or rebuilt as nearly as may be reasonably practical to its condition and character immediately prior to such damage or destruction. Should Tenant reoccupy a portion of the Demised Premises during the period that the repair, restoration or rebuilding is in progress and prior to the date that the same are made completely tenantable, rents allocable to such portion shall be payable by Tenant from the date of such occupancy to the date Demised Premises are made tenantable. If only a part of the Demised Premises is made untenantable but the damage makes it unreasonable for Tenant to operate its business in the Demised Premises and if Tenant vacates the entire Demised Premises, all rent shall abate until the damage has been repaired and restored by Landlord.

(3) In case of any damage or destruction of the Demised Premises, Landlord shall within sixty (60) days of such damage or destruction, notify Tenant, in writing, as to whether or not such damage or destruction, can be renovated or reconstructed within six (6) months from the date of said damage. If, in Landlord’s reasonable judgment, the damage or destruction cannot be renovated or reconstructed within said six (6) month period, then Tenant may, at its option, terminate this lease and the term and estate hereby granted, by notifying Landlord, in writing, of such termination within twenty (20) days after the date of Landlord’s notice.

(4) If Landlord’s notice states that the damage can be renovated or reconstructed within six (6) months from the date of said notice, the Landlord shall promptly proceed with all due diligence to restore and rebuild the Demised Premises; and this lease shall continue in full force and effect and rent shall abate pursuant to Section 9(2). In the event that the premises are not fully repaired and restored within said six (6) months period, and the Landlord has proceeded with all due diligence but has been delayed by adjustment of insurance, labor trouble, governmental controls,

Acts of God, or any other cause beyond Landlord’s control, then the time for Landlord to complete said reconstruction and repair shall be extended by such additional time as equals the aggregate period the Landlord has been delayed.

(5) If at any time prior to Landlord commencing the repair and restoration pursuant to SECTION 9(1), the holder of a superior mortgage or any person claiming under or through the holder of such superior mortgage takes possession of the Building through foreclosure or otherwise, and the Building has been substantially damaged by a casualty, such holder or person shall have a further period of sixty (60) days from the date of so taking possession to terminate this lease by appropriate notice to Tenant. In the event that a notice of termination shall be given pursuant to SECTION 9(3), this lease and term and estate hereby granted shall expire as of the date of such termination with the same effect as if that were the date set forth as the expiration of the term of this lease and the fixed and additional rent due and to become due hereunder shall be apportioned as of such date if not earlier abated pursuant to SECTION 9(2).

(6) During the period of repair and restoration of the Demised Premises, Landlord shall use its best efforts to assist Tenant in securing alternate space.

(7) No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Section. Landlord shall use its best efforts to effect such repair or restoration promptly and in such manner, as not unreasonably to interfere with Tenant’s use and occupancy.

(8) Landlord will not carry insurance of any kind on the Tenant’s property and, except as provided by law or its breach of any of its obligations hereunder, shall not be obligated to repair any damage thereto or replace the same.

(9) The provisions of this section shall be considered an express agreement governing any case of damage or destruction of the Demised Premises by fire, by casualties, by the elements or Acts of God, any law to the contrary, now or hereafter in force shall have no application in such cases.

(10) Notwithstanding any of the foregoing provisions of this section, if Landlord or the holder of any superior mortgage shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Demised Premises or the Building by fire or other cause, by reason of some action or inaction on the part of Tenant, or any of its employees, agents, or contractors, then, without prejudice to any other remedies which may be available against Tenant, the abatement of Tenant’s rents provided for in this section shall not be effective to the extent of the uncollected insurance proceeds.

10. EMINENT DOMAIN.

(1) If the whole or any substantial part of the Demised Premises or access thereto shall be taken, acquired or purchased by or through condemnation proceedings or any right of eminent domain or any other authority of law or if the Demised Premises can no longer be used for Tenant’s purposes, the term of this lease shall end as of the effective date of such taking. Rent shall be apportioned as of the date of such termination.

(2) Landlord reserves to itself all rights to damages or compensation accruing on account of any such taking of the real property as aforesaid, or by reason of any act of any public or quasi-public authority for which damages are payable. Nothing herein contained, however, shall deprive Tenant of its right to claim and recover, in any taking or other proceedings against the condemning authority, for its loss or damage of its fixtures, any improvements paid for by Tenant which have not become part of the realty, the cost of removal from the Demised Premises and all other losses and costs incident to or in consequence of the closing or rebuilding of the Demised Premises and the land and Building of which they are a part, without deduction therefore of any value which may be attributable to Tenant’s leasehold estate under this lease.

11. ASSIGNMENT, MORTGAGE, ETC.

11.1 Consent; Recapture.

(1) Except as provided in SECTION 11.2 below, neither Tenant nor any subtenant shall assign, mortgage or encumber this Lease, or sublease all or any part of the Premises, or suffer or permit the Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance, which shall not be unreasonably withheld. If this Lease be assigned, or if the Premises or any part thereof be sublet to or occupied by anybody other than Tenant, Landlord may, at Landlord’s option, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved (and any sublease shall confirm such option), but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant or the acceptance of the assignee, subtenant or occupants, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not be construed to relieve Tenant or its subtenants from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(2) An “assignment” prohibited by this SECTION shall be deemed to include the following: if Tenant is or becomes a partnership, a withdrawal or change (voluntary, involuntary, by operation of law or otherwise) of any of the general partners thereof, or the dissolution of the partnership; or, if Tenant consists of more than one (1) person, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) from one (1) thereof unto the other or others thereof; or, if Tenant is or becomes a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or any change in the ownership (voluntary, involuntary, by operation of law, creation of new stock or otherwise) of 50 percent or more in the aggregate of its capital stock from the ownership existing on the date of execution hereof which results in a deterioration of the creditworthiness of the Tenant, in the reasonable opinion of the Landlord; or, the sale of 50 percent or more in the aggregate of the value of the assets of Tenant to an entity which, in the reasonable opinion of the Landlord, is not as creditworthy as Tenant.

(3) Except as provided in SECTION 11.2 below, if Tenant desires to assign this Lease or sublease all or 75% or more of the Premises, considering all prior subleases and proposed subleases, Tenant shall first give notice to Landlord of the proposed transaction and the term thereof, and Landlord shall have the right, by notice to Tenant within 30 days after receipt of Tenant’s notice, to terminate this Lease. If Landlord exercises its right to terminate this Lease with respect to such portion of the Premises, then (i) the Rent shall be proportionally reduced, and an adjustment shall be made for Rent, if any, paid in advance and applicable to the portion of the Building no longer leased by Tenant; and (ii) the number of parking spaces available for Tenant’s use shall be proportionally reduced. If Landlord elects not to so terminate this Lease, then Landlord shall not unreasonably withhold its consent to the proposed subletting or assignment. If Tenant has not completed an assignment or sublease within 90 days after Landlord has elected not to terminate this Lease, Tenant shall repeat the offer to Landlord under this SUBSECTION.

11.2 Affiliates.

(1) Notwithstanding the foregoing, without Landlord’s consent and without being subject to Landlord’s rights under SUBSECTION 11.1(3) above but upon ten (10) days’ prior notice to Landlord, this Lease may be assigned, or the Premises may be sublet, to any corporation, which is a Parent, Subsidiary or Affiliate of Tenant. Within ten (10) days after the execution of any such assignment or sublease, Tenant shall deliver a complete copy of the documentation to Landlord. For the purposes of this SECTION, a “Parent” means a corporation that owns 100% of the outstanding stock of Tenant; a “Subsidiary” means any corporation not less than 100% of whose outstanding stock shall be owned by Tenant; and an “Affiliate” means any corporation not less than 100% of whose outstanding stock shall be owned by Tenant’s Parent.

11.3 Profit Sharing; Continuing Liability.

(1) Tenant shall pay to Landlord any costs incurred by Landlord in considering any proposed assignment or subletting under this SECTION, including attorney’s fees and costs payable to Landlord’s ground lessor and/or mortgagee. It shall not be unreasonable for Landlord to withhold its consent to a proposed assignment or subletting if the approval of Landlord’s ground lessor or mortgagee shall be required and be refused.

(2) If Landlord elects not to terminate this Lease in whole or in part under SUBSECTION 11.1(3) above and if Landlord then gives its consent to any assignment of this Lease or to any sublease, which consent shall not be unreasonably withheld, or if Landlord shall not have a right of termination pursuant to SECTION 11.2 herein, Tenant shall, in consideration therefor, pay to Landlord as Additional Rent:

(1) in the case of an assignment, an amount equal to 50% of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including any sums paid for the sale, rental or use of Tenant’s property in excess of the then unamortized value of Tenant’s property as reflected in Tenant’s federal income tax returns), less the reasonable brokerage commissions, legal fees, rent concessions, fit-up costs and other similar costs, if any, actually paid by Tenant in connection with such assignment; and

(2) in the case of a sublease, 50% of any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant (including any sums paid for the sale, rental or use of Tenant’s property in excess of the then unamortized value of Tenant’s property as reflected in Tenant’s federal income tax returns) which are in excess of the Rent during the term of the sublease in respect of the subleased space, less the reasonable brokerage commissions, legal fees, rent concessions, fit-up costs and other similar costs, if any, actually paid by Tenant in connection with such subletting.

The sums payable hereunder shall be paid to Landlord as and when received from the assignee or subtenant to Tenant.

(3) No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with all assignees), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease. Every assignee shall in the assignment instrument, assume all of the obligations of Tenant hereunder from and after the effective date of the assignment.

12. CURING DEFAULTS.

If Tenant shall default in the observance or performance of any term or covenant of this Lease, Landlord may, after ten (10) days’ notice to Tenant to cure the default and failure of Tenant to cure the same within such period, or at any time thereafter without notice in event of emergency, perform the same for the account of Tenant. If Landlord makes any expenditures or incurs any obligations in connection with a default by Tenant, including, but not limited to, reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding against Tenant, such reasonable sums paid or obligations incurred with interest (as provided below) and costs shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant hereunder.

13. NO REPRESENTATIONS BY LANDLORD; INDEMNIFICATION.

(1) Tenant acknowledges that Landlord and Landlord’s employees and agents have made no representations or promises with respect to the Premises, including the uses permitted under applicable law. Tenant further represents that it presently occupies the Premises under a previous lease agreement and accepts the Premises “AS IS”.

(2) Neither Landlord, nor any employee, agent or contractor of Landlord, shall be liable to Tenant or Tenant’s Representatives (i) for any damage to or loss of any property of Tenant or such other person, irrespective of the cause of such damage or loss; or (ii) for any personal injury to Tenant or such other person from any cause, other than the negligence or willful misconduct of Landlord, its agents, employees or contractors.

(3) Tenant shall defend, indemnify and hold harmless Landlord, its successors and assigns, employees, agents and contractors, against and from all liabilities, including reasonable attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord or such other persons in connection with the Premises, including without limitation by reason of any of the following occurring during the Lease term or prior thereto when Tenant has been given access to the Premises: (i) any work or thing done in the Premises by or at the instance of Tenant or any of Tenant’s Representatives; (ii) any negligence or wrongful act or omission of Tenant or any of Tenant’s Representatives; (iii) any accident, injury, loss or damage to any person or property occurring in the Premises; (iv) any failure on the part of Tenant or any of Tenant’s Representatives to comply with any of the terms of this Lease.

(4) Landlord shall defend, indemnify and hold harmless Tenant, its successors and assigns, employees, agents and contractors, against and from all liabilities, including reasonable attorneys’ fees, which may be imposed upon or incurred by or asserted against Tenant or such other persons in connection with the Premises, including without limitation by reason of any of the following occurring during the Lease term or prior thereto when Tenant has been given access to the Premises: (i) any work or thing done in the Premises by or at the instance of Landlord or any of Landlord’s Representatives; (ii) any negligence or wrongful act or omission of Landlord or any of Landlord’s Representatives; (iii) any failure on the part of Landlord or any of Landlord’s Representatives to comply with any of the terms of this Lease.

14. INTERRUPTION OF SERVICES; FORCE MAJEURE.

Except as otherwise provided in SECTION 10 herein, there shall be no abatement of

Rent, nor shall this Lease or any of the obligations of Tenant be affected or reduced by the interruption or termination of any of the systems or services affecting the Premises. Landlord does not warrant that any service will be free from interruptions caused by repairs, renewals, improvements, changes of service, alterations, strikes, lockouts, labor controversies, accidents, inability to obtain fuel, water, or supplies, or other causes beyond the reasonable control of Landlord. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise, or relieve Tenant from performance of Tenant’s obligations under this Lease. Tenant hereby waives and releases all claims against Landlord for damages for interruption or stoppage of services.

15. QUIET ENJOYMENT; HOLDOVER.

(1) Upon Tenant paying the Rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises hereby demised, free from any interference, molestation or acts of Landlord or of anyone claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease, including SECTION 8 herein.

(2) If Tenant retains possession of the Premises or any part thereof after the expiration of the term or earlier termination date without the written consent of Landlord, Tenant’s occupancy shall be under all of the terms and conditions of this Lease, except that (i) the tenancy shall be at will, terminable by either party on ten (10) days’ written notice; (ii) the monthly Net Rent shall be 200% of that specified herein for the month preceding the termination; and (iii) Tenant shall indemnify and hold Landlord harmless from all damages sustained and liabilities incurred by Landlord as a result of Tenant’s continued occupancy beyond ten (10) days after Landlord’s notice to Tenant under this SUBSECTION.

16. DEFAULT.

(1) If Tenant defaults in fulfilling any of the covenants of this Lease, other than the covenants for the payment of Net Rent, Additional Rent and/or Rent then the covenant for maintaining insurance as set forth in SECTION 7, then, in any one (1) or more of such events, upon Landlord serving a written 30 day notice upon Tenant specifying the nature of said default and upon the expiration of said 30 days, if Tenant shall have failed to comply with or remedy such default (or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said 30 day period and if Tenant shall not have diligently commenced curing such default within such 30 day period, and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default within 60 days after the date of Landlord’s notice, then Landlord may cancel this Lease provided, however that Landlord will not cancel this Lease if Tenant has made substantial compliance in its efforts to cure such default. In such event, this Lease and the term hereunder shall end and expire as fully and completely as if the date of cancellation were the day herein definitely fixed for the end and expiration of this Lease and the term hereof. Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(2) If (i) the notice provided for in SUBSECTION (1) above shall have been given and the term shall expire as aforesaid; or (ii) if Tenant shall fail to make payment of any item of Net Rent, Additional Rent and/or Rent or any part thereof for a period of ten (10) days after notice by Landlord to Tenant of such default; or (iii) if any execution shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant; then and in any of such events, Landlord may without notice, re-enter the Premises, and dispossess Tenant, and the legal representative of Tenant or other occupant of the Premises, by summary proceedings or otherwise, and remove their effects and hold the Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end, but Tenant shall remain liable as hereinafter provided.

(3) Landlord shall not be deemed to be in default in the performance of any of his obligations under this Lease unless and until it has failed to perform such obligation within 30 days after notice by Tenant to Landlord specifying the nature of Landlord’s failure; provided, however, that if the nature of the obligation is such that more than 30 days are reasonably required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such 30 day period and thereafter diligently prosecute the same to completion. If the Premises or any part thereof are at any time subject to a mortgage and Tenant is given notice of the name of the mortgagee thereunder, then Tenant shall give written notice to such mortgagee of any default on the part of Landlord hereunder, specifying the nature of such default in reasonable detail, and affording such mortgagee a reasonable amount of time to cure such default for and on behalf of Landlord, which period shall include a reasonable time for the mortgagee to obtain possession of the Premises.

17. REMEDIES OF LANDLORD.

In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise: (a) the Rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, together with such expenses as Landlord may incur for legal expenses, brokerage and/or putting the Premises in good order, or for preparing the same for re-rental; (b) Landlord may re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions of free rent; and/or (c) Tenant or the legal representatives of Tenant shall also pay Landlord for the failure of Tenant to observe and perform Tenant’s covenants herein contained, any deficiency between (i) the Rent hereby reserved and/or covenanted to be paid, and (ii) the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease. In computing same there shall be added to such deficiency such expenses as Landlord may incur: (x) in connection with re-letting the Premises, including without limitation, legal expenses, brokerage commissions and expenses incurred in maintaining the Premises in good order and in connection with renovating and preparing the same for re-letting; and (y) as a result of Tenant’s failure to comply with any of its obligations under SECTIONS 6 and/or 25 hereof. Any Rent not paid by Tenant within 10 days after the due date thereof shall thereafter be payable with interest at the rate of 3% per annum in excess of the prime rate established by The Wall Street Journal (or its successor) in effect from time to time, from the due date to the date of full payment. Any such amounts shall be paid in monthly installments by Tenant on the rent day specified in this Lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. In addition, Landlord shall have the alternative of commencing suit against Tenant at any time for the amount equal to the Rent reserved for the balance of the Lease, less the fair rental value of the Premises for the same period. Landlord at its option may make such alterations, repairs, replacements and/or decorations in the Premises as reasonably required for the purpose of re-letting same, and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder. The failure of Landlord to re-let the Premises or any part thereof shall not release or affect Tenant’s liability hereunder, nor shall Landlord in any event be liable in any way whatsoever for failure to re-let the Premises. In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity, as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity.

18. RIGHT TO EXHIBIT PREMISES AND ACCESS TO PREMISES.

Landlord reserves the right to enter the Premises and exhibit same at any reasonable time (i) to prospective mortgagees, purchasers and ground lessees and (ii) to prospective tenants at any time within nine (9) months prior to the expiration of the Lease term, provided however, that Landlord shall not disturb, interrupt, or interfere with Tenant’s normal business operations and Landlord shall not divulge any confidential information that Landlord obtains.

19. BROKERAGE.

Tenant warrants and represents it has not had or dealt with any realtor, broker or agent in connection with the negotiation of this Lease, and Tenant shall defend, pay and hold Landlord harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or charges claimed by any realtor, broker or agent with respect to this Lease and the negotiation thereof.

20. LEASE STATUS AND NOTICE.

(1) Within ten (10) business days after receipt of notice from Landlord, Tenant will execute and deliver to Landlord, an instrument prepared by Landlord stating, if the same be true, that this Lease is a true and exact copy of the lease between the parties hereto; there are no amendments hereof (or stating what amendments there may be); the same is then in full force and effect; to the best of Tenant’s knowledge, there are then no offsets, defenses or counterclaims with respect to the payment of rent reserved hereunder or in the performance of the other terms, covenants and conditions hereof on the part of Landlord or Tenant to be performed; that as of such date no default has been declared hereunder by either party hereto and that Tenant at the time has no knowledge of any facts or circumstances which it might reasonably believe would give rise to a default by either party; and such other information as may reasonably be requested by Landlord or a party with whom Landlord may be dealing.

(2) Within ten (10) business days after receipt of notice from Tenant, Landlord will execute and deliver to Tenant, an instrument prepared by Tenant stating, if the same be true, that this Lease is a true and exact copy of the lease between the parties hereto; there are no amendments hereof (or stating what amendments there may be); the same is then in full force and effect; that as of such date no default has been declared hereunder by either party hereto and that Landlord at the time has no knowledge of any facts or circumstances which it might reasonably believe would give rise to a default by either party; and such other information as may reasonably be requested by Tenant or a party with whom Tenant may be dealing.

(3) Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

If to Landlord:	381 Connecticut Avenue Corporation
225 Wilson Avenue
Norwalk, Connecticut 06854
Attention: Mr. David Genovese
Facsimile: 203-327-0203

with a copy to:	Jacobi & Case, P.C.
300 Bic Drive
Milford, Connecticut 06460
Attention: Max S. Case, Esq.
Facsimile: (203) 874-6469

If to Tenant:	Bolt Technology Corporation
4 Duke Place
Norwalk, Connecticut 06854
Attention: Raymond Soto
Facsimile:203-854-9601

with a copy to:	Levett Rockwood P.C.
33 Riverside Avenue
Westport, CT 06880
Attention: Barbara A. Young, Esq.
Facsimile: (203) 226-8025

or to such changed address or facsimile number as a party hereto shall designate to the other parties hereto from time to time in writing. Notices shall be (i) personally delivered (including delivery by UPS or other comparable nation-wide overnight courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery (or first business day thereafter if delivered other than on a business day or after 5:00 p.m. Norwalk, Connecticut time to said offices); (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt, unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered 3 days after the date of deposit in the U.S. Mail; or (iii) sent by means of a facsimile transmittal machine, in which case they shall be deemed delivered at the time and on the date of receipt thereof confirmed by telephonic acknowledgment or first business day thereafter if receipted other than on a business day or after 5:00 p.m. Norwalk, Connecticut time.

21. ASSIGNS; LANDLORD’S INTEREST.

(1) The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective, heirs, successors and, except as otherwise provided in this Lease, their assigns.

(2) Tenant shall look solely to the estate and interest of Landlord, his heirs, successors and assigns, in the Premises for the collection of a judgment in the event of a default by Landlord hereunder, and no other property or assets of Landlord or any partner, shareholder, director or officer of Landlord, or of any partner of Landlord, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies.

22. SECURITY DEPOSIT.

Tenant has deposited with Landlord the sum of $9,900.00 (the “Security Deposit”) as security for the performance by Tenant of the provisions of this Lease. If Tenant defaults hereunder, Landlord may apply or retain the Security Deposit to the extent required to cure the default and to satisfy Landlord’s damages; and Tenant will, upon Landlord’s demand, restore the amount of the Security Deposit to the original amount specified above. Tenant may not assign or encumber the Security Deposit, and Landlord shall not be bound by any attempted assignment or encumbrance. Landlord shall transfer the Security Deposit to the purchaser of the Premises, and thereupon Landlord shall be released from all liability for return of the Security Deposit. Upon the termination of this Lease and Tenant having complied with all of its obligations hereunder, Landlord shall return the Security Deposit to Tenant.

23. OPTION TO EXTEND.

(1) Tenant shall have one (1) option to extend the term of this Lease for one additional period of five (5) years, upon all of the terms and conditions of this Lease, except that (i) the Net Rent during option terms shall be as follows.

(a) The Net Rent for Option Years 1 through 5 shall be calculated based upon the previous Lease Year 5 rent of $118,800.00 plus an increase based upon an increase in the Consumer Price Index for the previous five year period. In no event shall the Net Rent for Option Years 1 through 5 be less than the Net Rent for years 1 through 5. The increase shall be calculated by using the revised Consumer Price Index for the Northeast Region (1982-84 = 100) for All Urban Consumers and All Items, of the Bureau of Labor Statistics of the United States Department of Labor (“CPI-U” or the “Index”). As promptly as practicable after January 1, 2008, Landlord shall compute the increase, if any. The Index number for the Northeast Region for the month of January, 2003, shall be the “Base Index Number” and the corresponding Index number of the month of January, 2008, shall be the “Current Index Number.” The Current Index Number shall be divided by the Base Index Number. The percentage of increase multiplied by $118,800.00 shall be added to the $118,800.00 and then multiplied 5 times shall be the Net Rent for the period of January 10, 2008 to January 9, 2013. The Net Rent for Option Years 1 through 5 shall be payable in sixty (60) equal monthly installments, in advance, starting on January 10, 2008 and on the 10th day of each calendar month of the Option Years 1 through 5.

(b) Any dispute between the parties as to any such computations shall be determined by arbitration under the direction of the American Arbitration Association in Norwalk, Connecticut.

The increased Net Rent shall be due and payable to the Landlord in equal monthly installments commencing with the first month after the calculation is complete, and in the event of any subsequent redetermination of such amount the adjustment thus indicated shall be made promptly between the Landlord and Tenant.

If the publication of the Consumer Price Index for the Northeast Region shall be discontinued, the parties shall accept comparable statistics on the cost of living for the area presently comprising the Northeast Region, as they shall be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties or, if the parties cannot agree upon a selection, by arbitration. In the event of (1) use of the comparable statistics in place of the Consumer Price Index, or (2) publication of the Index figure at other than monthly intervals, there shall be made in the method of computation such revisions as the circumstances may require to carry out the intent of this Article, and any dispute between the parties as to the making of such adjustment shall be determined by arbitration under the direction of the American Arbitration Association in Norwalk, Connecticut.

If a change in the Index results in the existence of two overlapping indices for the same period, the newest index shall be used to calculate increase in rent.

(2) The option may be exercised only by notice of exercise given by Tenant to Landlord nine (9) months’ prior to the expiration of the current term of the Lease. Failure to so exercise within such period shall render any subsequent attempted exercise void and of no effect, any principles of law to the contrary notwithstanding. The option may not be exercised within the applicable time period if Tenant shall have committed a default hereunder which has not been cured either at the time of the attempted exercise or at the time of the proposed commencement of the extension term.

24. ENVIRONMENTAL MATTERS.

(1) Definitions. The following terms, as used in this Lease, shall be defined as follows:

(a) “Environmental Laws” means all federal, state and local laws, statutes, ordinances, rules, regulations and orders which have the effect of law and now or hereafter applicable to the environment or pollution or the use, handling, generation, storage, management, treatment, discharge and/or disposal or release of Hazardous Substances, including without limitation: (A) the provisions of the Clean Air Act (“CAA”), the Toxic Substances Control Act (“TSCA”), the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (“CERCLA”), the Clean Water Act (“CWA”), the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 (“RCRA”), the Occupational Safety and Health Act (“OSHA”), as amended, and all rules, regulations and orders thereunder and all amendments to any of the foregoing; (B) the environmental, health and safety provisions of the laws of the State of Connecticut now or hereafter applicable to the environment or pollution or the use, handling, generation, storage, management, treatment, discharge, and/or disposal or release of Hazardous Substances (the “Connecticut Environmental Laws”); (C) all rules, regulations and orders thereunder and all amendments to any of the foregoing; and (D) all similar Federal or Connecticut state and local laws, rules, regulations and orders;

(b) “Hazardous Substances” means (A) toxic substances, contaminated material, asbestos, oil and petroleum products, waste oil, chemical liquids, solid, liquid or gaseous products and all other substances now or hereafter within the scope of any of the Environmental Laws; (B) any industrial waste-water discharges subject to regulation under CWA, as amended; (C) any source material, spent nuclear fuel, radioactive waste or byproduct material as defined by the Atomic Energy Act of 1954, 42 U.S.C. SECTION 2014, as amended, (D) “waste materials,” “solid waste,” “hazardous waste” or “hazardous substances” as such terms are defined to have in any of the Environmental Laws, including without limitation, RCRA, as amended, CERCLA, as amended, the Hazardous Materials Transportation Act, as amended, TSCA, as amended, the Connecticut Environmental Laws, and all rules, regulations and orders under any of the foregoing, or any other similar state laws, state regulations or local ordinances, and (F) the group of organic compounds known as polychlorinated biphenyls.

(2) Compliance with Laws. Tenant, at its sole cost and expense, shall be responsible for the conduct of its operations on the Leased Premises in compliance with all applicable Environmental Laws and shall not permit the violation of any Environmental Law on the Leased Premises.

(3) Landlord Access. Landlord has the right to enter the Leased Premises upon twenty four (24) hours prior notice to inspect and/or to conduct environmental compliance audits of Tenants operations. Tenant shall provide Landlord with access to key employees and records necessary to demonstrate compliance with Environmental Laws. However, in the event of an emergency or an inspection conducted by a governmental agency, Landlord shall have the right to enter the Leased Premises without prior notice

(4) Duty to Inform. Tenant shall promptly notify Landlord upon the release, discharge or spill of any Hazardous Substances at the Leased Premises or Real Property by Tenant, its employees, contractors, agents or invitees. Tenant shall promptly notify Landlord of an inspection of the Leased Premises by any governmental agency.

(5) Duty to Remediate. In the event that Tenant, its employees, contractors, agents, or invitees causes a release, spill, discharge, or disposal of Hazardous Substances on the Leased Premises or Real Property, Tenant, at its sole cost and expense, shall investigate, remediate and monitor the release, discharge, spill or disposal in accordance with all Environmental Laws including the Connecticut Remediation Standard Regulations.

(6) Underground Storage Tanks. Tenant shall not install and/or operate any underground storage tanks on the Leased Premises.

(7) Transfer Act. On or after the Commencement Date, Tenant shall not conduct, or permit the conduct, of any activities on the Leased Premises that would cause the Leased Premises or Real Property to become an “establishment”, as that term is defined in the Transfer Act, Conn. General Statutes 22a-134 et seq., including, without limitation, the generation of more than one hundred (100) kilograms of hazardous waste in any one month.

(8) Indemnification. Tenant shall indemnify, defend, and hold Landlord harmless from any liabilities, penalties, fines, judgments, causes of action, obligations, actions, losses, costs, damages, expenses, orders, environmental response costs (including investigation, cleanup, removal, remediation, monitoring and mitigation), claims, suits, and reasonable attorneys’ fees of any nature (including, but not limited to, any and all damage to property, injury to person, death, and environmental contamination or damage), sustained or incurred by or claimed against the Landlord, in any manner, directly or indirectly, arising from or related to: (i) the release, spill, discharge or disposal of Hazardous Substances on the Leased Premises or Real Property by Tenant, its agents, employees, contractors and invitees prior to, on or after the Commencement Date; or (ii) the violation of any Environmental Law by Tenant, its agents, employees, contractors or invitees; or (iii) Tenant’s breach of any representation, warranty or covenant set forth in this Section 24. Tenant agrees to indemnify and hold harmless Landlord from any and all reasonable expenses, court costs and reasonable attorneys’ fees of any nature suffered, sustained or incurred by Landlord in seeking to enforce Tenant’s indemnification obligation.

25. WAIVER. TENANT HEREBY ACKNOWLEDGES THAT THIS LEASE CONSTITUTES A COMMERCIAL TRANSACTION AS SUCH TERM IS USED AND DEFINED IN SECTION 52-278(a) OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, AND HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON TENANT BY SAID ACT TO ANY NOTICE OR HEARING PRIOR TO A PREJUDGMENT REMEDY UNDER SECTIONS 52-278(a) TO 52-278(g), AS AMENDED. IN THE EVENT THAT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NON-PAYMENT OF RENT OR OTHER CHARGES PROVIDED FOR IN THIS LEASE, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM IN ANY SUCH PROCEEDING OR ACTION. TENANT AND LANDLORD WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING UNDER OR CONNECTED WITH THIS LEASE.

26. MISCELLANEOUS

(1) This Lease shall be governed in all respects by the laws of the State of Connecticut.

(2) Tenant shall not record this Lease in part or in whole, and any such recordance shall be a breach which cannot be cured. At Tenant’s request Landlord shall execute a statutory Notice of Lease which Tenant may record.

(3) The failure of a party to insist in any one (1) or more instances upon the strict performance of any one (1) or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one (1) or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission, whether of a similar nature or otherwise.

(4) Indemnification and payment obligations of the parties arising under this Lease shall survive the Expiration Date or sooner termination of the term hereof, as same may be extended hereunder.

(5) Any provision of this Lease which requires Landlord not to unreasonably withhold its consent shall never be the basis for an award of damages or give rise to a right of setoff or termination to Tenant, but may be the basis for a declaratory judgment or specific injunction with respect to the matter in question.

(6) The language of this Lease shall be construed according to its normal and customary meaning and not strictly for or against Landlord or Tenant, without regard to whose counsel drafted the provision in question.

(7) Tenant shall, from time to time, deliver to Landlord its Annual Report and any other financial report that constitutes public record.

(8) If at any time during the term, Tenant’s obligations under this Lease, including the payment of Rent, cannot be fully performed without violating any federal, state or local law regulating rents or otherwise, the Rent payable hereunder, in the case of such rent regulation law, and, in the case of any other such law preventing or prohibiting the full performance of Tenant’s obligations under this Lease, the time, manner or content or performance of such obligations, shall be equitably adjusted by Landlord, by notice to Tenant, to compensate Landlord over the term for any rent foregone by reason of said rent regulation, and so that Landlord shall be deprived of the benefit of its bargain to the least extent possible in keeping with the spirit of this Lease. In the event that any such law is later repealed or modified, Tenant shall again, to the extent permitted by law, comply with all of the original terms of this Lease and, within 30 days after demand by Landlord, shall pay to Landlord the full amount of Rent and shall perform all of its additional obligations that such law or laws had prevented Tenant from paying or performing, whether or not the Lease term shall have then terminated.

27. SURRENDER OF PREMISES.

(1) At the expiration of the Lease term, including any option periods described in Paragraph 23 (the “Expiration Date”), Tenant will peacefully yield up to Landlord the Premises, broom clean, in at least as good order and repair after the Tenant has completed Tenant’s work delivered to Tenant, damage by fire, casualty and ordinary wear and tear excepted. Any property left by Tenant in the Premises shall be deemed abandoned by Tenant.

(2) During the last six months of the Lease term, Landlord may require that Tenant, at Tenant’s expense, have an environmental audit of the Premises conducted by an independent environmental expert selected by Landlord. If such audit discloses the presence of any Hazardous Materials (as defined in SECTION 25 herein) or the violation of any Environmental Law (as defined in SECTION 25), for which Tenant is responsible under SECTION 25, Tenant shall promptly take action as may be required by SECTION 25 to remedy same.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the year and day first above written.

Signed, Sealed and Delivered	LANDLORD:
In the Presence of:	381 Connecticut Avenue Corporation

/s/ Rocco Genovese	By	/s/ R. David Genovese
Name: R. David Genovese
/s/ Max S. Case		Title: President

TENANT: Bolt Technology Corporation

/s/ Joseph Espeso	By	/s/ Raymond M. Soto
Name: Raymond M. Soto
Title: President

STATE OF	Connecticut	)
) ss: Westport
COUNTY OF	Fairfield	)

The foregoing instrument was acknowledged before me this 10th day of January, 2003 by R. David Genovese, President of 381 Connecticut Avenue Corporation, a Connecticut corporation, on behalf of the corporation.

/s/ Max S. Case
[Name of person taking acknowledgment]
Commissioner of Superior Court

STATE OF	Connecticut	)
) ss:
COUNTY OF	Fairfield	)

The foregoing instrument was acknowledged before me this 8th day of January, 2003 by Raymond M. Soto, President of Bolt Technology Corporation, a Connecticut corporation, on behalf of the corporation.

/s/ Rahada Khurana
[Name of person taking acknowledgment]
Commissioner of Superior Court
Notary Public
My Commission Expires: September 30, 2003